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                                                                      EXHIBIT 12

                        UNION TANK CAR & SUBSIDIARIES
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)



                                                          NINE MONTHS ENDED
                                                   30-SEP-94             30-SEP-93
                                                   ----------            ---------
Income Available for Fixed Charges:

Income from Continuing Operations                   45,457                33,959

Provision for Federal Income Taxes
  and Foreign Taxes                                 27,649                29,870

Provision for State Income Taxes                     1,823                 1,785

Fixed Charges                                       74,251                76,735
                                                 ----------------------------------

Income Available for Fixed Charges                 149,180               142,349
                                                 ==================================

Fixed Charges

Interest Expense (including amortization
  of debt discount) as shown on the
  consolidated statement of income                  70,007                72,693

Add Interest Portion of Rent Expense                 4,244                 4,042
                                                 ----------------------------------

Total Fixed Charges                                 74,251                76,735
                                                 ==================================


Number of Times Fixed Charges
  Were Earned                                         2.01                  1.86
                                                      ====                  ====
